Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
March 7, 2006	Ginny Dunn
7:00 a.m. ET	Associate Director, Corporate
Communications & Investor Relations
EntreMed, Inc.
240-864-2643
ENTREMED REPORTS FOURTH QUARTER AND
YEAR-END 2005 FINANCIAL RESULTS
     ROCKVILLE, MD, March 7, 2006 — EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer and inflammatory diseases, today reported results for the three months and twelve months ended December 31, 2005.
     Revenues for the fourth quarter ended December 31, 2005 were $4.1 million versus $134,000 for the comparable period in 2004. The Company reported a net loss of ($2.4 million), or ($.05) per share for the three months ended December 31, 2005. This compares with a net loss of ($511,000), or ($0.02) per share for the fourth quarter 2004.
     For fiscal year 2005, revenues were $5.9 million versus $514,000 for 2004. For the year ended December 31, 2005, the Company reported a net loss of ($17.3 million) or ($0.36) per share, versus ($13.6 million), or ($0.37) per share, for fiscal year 2004. As of December 31, 2005, the Company had cash and short-term investments of approximately $30.1 million.
     Dane R. Saglio, EntreMed Chief Financial Officer, commented, “Fourth quarter royalty revenues, based on Celgene sales of Thalomid®, offset a portion of our increased R&D expenditures. The majority of the increase from prior quarters related to the procurement of bulk drug material and formulation services to support current and planned clinical studies for Panzem® NCD and ENMD-1198. Going forward, we expect that our 2006 R&D expenses will increase to support multiple Phase 2 clinical trials for both Panzem® NCD and MKC-1, as well as Phase 1 trials for ENMD-1198.”
     James S. Burns, President and Chief Executive Officer further commented, “I am pleased with our progress in 2005, a pivotal year for shaping EntreMed’s future in multi-mechanism drugs to treat cancer and inflammatory diseases. With the acquisition of Miikana Therapeutics in January, we have broadened our pipeline and added depth to our scientific expertise in antiproliferative and antiangiogenic drug mechanisms.”

     Mr. Burns added, “With the recent completion of a $30 million financing, we have also strengthened our balance sheet with a group of leading institutional biotech investors. In 2006, we expect to have an attractive mid-stage clinical development pipeline, along with the financial resources to pursue programs simultaneously. Our emphasis will be on our later stage programs comprising two oncology product candidates in multiple Phase 2 clinical trials, a third oncology product candidate in Phase 1 trials, and a preclinical rheumatoid arthritis program that is headed toward IND-directed studies.”
     The fourth quarter update call is scheduled for Wednesday, March 22, 2006 from 10:00 a.m. to 11:00 a.m. ET and will include a question and answer session. To access the live conference, please dial 877-692-2086 (U.S. or Canada) or 973-582-2734 (internationally) at least 10 minutes prior to the beginning of the call. A digital recording will be available approximately one hour after completion of the conference and will be accessible for 60 days. To access the recording, dial 877-519-4471 (U.S. or Canada) or 973-341-3080 (internationally) and enter the digital pin number 7110428. This call will not be web cast, however, an audio replay will also be available on the Company’s website at www.entremed.com approximately one hour after the conclusion of the live conference.
About EntreMed
     EntreMed, Inc. (Nasdaq: ENMD) is a clinical-stage pharmaceutical company developing therapeutic candidates primarily for the treatment of cancer and inflammation. Panzem (2-methoxyestradiol or 2ME2), the Company’s lead drug candidate, is currently in Phase 2 clinical trials for cancer, as well as in preclinical development for rheumatoid arthritis. MKC-1, recently acquired through the Company’s acquisition of Miikana Therapeutics, is also in Phase 2 studies for cancer. EntreMed’s goal is to develop and commercialize new compounds based on the Company’s expertise in angiogenesis, cell cycle regulation and inflammation — processes vital to the treatment of cancer and other diseases, such as rheumatoid arthritis. Additional information about EntreMed is available on the Company’s website at www.entremed.com and in various filings with the Securities and Exchange Commission.

Forward Looking Statements
     This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in Securities and Exchange Commission filings under “Risk Factors,” including risks relating to the need for additional capital and the uncertainty of additional funding; risks associated with the integration of Miikana and its product candidates; the early-stage products under development; results in preclinical models are not necessarily indicative of clinical results, uncertainties relating to preclinical and clinical trials; success in the clinical development of any products; dependence on third parties; future capital needs; and risks relating to the commercialization, if any, of the Company’s proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks).
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ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
Three Months Ended
December 31,

	2005	2004
Total revenues	$4,063,745	$133,910

Research and development	$5,004,583	$2,428,362

General and administrative	$1,533,615	$1,176,393

Gain on sale of royalty interest	—	$3,000,000

Net loss	$(2,176,750)	$(259,979)

Dividend on Series A convertible preferred stock	$(251,250)	$(251,250)

Net loss attributable to common shareholders	$(2,428,000)	$(511,229)

Net loss per share attributable to common shareholders (basic and diluted)	$(.05)	$(0.02)

Weighted average number of shares outstanding (basic and diluted)	50,076,032	37,261,469
Twelve Months Ended
December 31,

	2005	2004
Total revenues	$5,918,055	$513,995

Research and development	$17,325,048	$10,523,252

General and administrative	$5,920,455	$6,570,664

Gain on sale of royalty interest		$3,000,000

Net loss	$(16,313,257)	$(12,621,898)

Dividend on Series A convertible preferred stock	$(1,005,000)	$(1,005,000)

Net loss attributable to common shareholders	$(17,318,257)	$(13,626,898)

Net loss per share attributable to common shareholders (basic and diluted)	$(0.36)	$(0.37)

Weighted average number of shares outstanding (basic and diluted)	48,176,914	37,170,544

Cash and Short-term Investments	$30,082,388	$34,539,516
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